Exhibit 99.1

Coldwater Creek Announces Fiscal 2004 Fourth Quarter and Full-year Results

Sandpoint, Idaho, March 9, 2005 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and twelve-month periods ended January 29, 2005.   All per share amounts reflect a 50 percent stock dividend having the effect of a 3-for-2 stock split declared by the board of directors on February 12, 2005.

Additionally, the company has undertaken a comprehensive review of its accounting treatment for leasing transactions.  As a result of an internal review and consultations with its independent registered public accounting firm, the company determined that it would revise its method of accounting for rental expense during its retail store construction period and restate certain historical financial statements, as described more fully below.

Consolidated Results

Net income for the three-month period ended January 29, 2005, increased $5.0 million, or 77.8 percent, to $11.4 million, or $0.18 per diluted share, compared with net income of $6.4 million, or $0.12 per diluted share, for the three-month period ended January 31, 2004.  Net sales in the fiscal 2004 fourth quarter increased 20.9 percent to $204.1 million from $168.8 million in the fiscal 2003 fourth quarter.

Net income for the fiscal year ended January 29, 2005 increased $16.9 million, or 137.2 percent, to $29.1 million, or $0.48 per diluted share, compared with net income of $12.3 million, or $0.22 per diluted share, for the fiscal year ended January 31, 2004.  Net sales in fiscal 2004 increased 13.8 percent to $590.3 million from $518.8 million in fiscal 2003.

“Fiscal 2004 was a period in which we successfully opened 48 full-line retail stores and demonstrated the company’s ability to execute our retail expansion strategy,” said Dennis Pence, chairman and chief executive officer.  “At the same time, we grew earnings by more than 137 percent, increased net sales and more than doubled our operating margin compared with the prior fiscal year, while continuing to develop the infrastructure needed to further position the company as one of the premier specialty apparel retailers.”

Gross profit for the fiscal 2004 fourth quarter was $86.4 million, or 42.3 percent of net sales, compared with $66.1 million, or 39.2 percent of net sales, for the fiscal 2003 fourth quarter.  The increase in the gross profit rate was primarily due to improved merchandise margins on sales in all channels and, to a lesser extent, improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2004 fourth quarter were $67.9 million, or 33.3 percent of net sales, compared with $55.3 million, or 32.8 percent of net sales, for the fiscal 2003 fourth quarter.  The increase in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to increased incentive compensation, which is based on corporate performance.

Income from operations for the fiscal 2004 fourth quarter increased $7.7 million, or 71.5 percent, to $18.5 million, or 9.1 percent of net sales, compared with $10.8 million, or 6.4 percent of net sales, for the fiscal 2003 fourth quarter.

Income from operations for fiscal 2004 increased $27.5 million, or 135.5 percent, to $47.8 million, or 8.1 percent of net sales, compared with $20.3 million, or 3.9 percent of net sales, for fiscal 2003.

Retail Segment

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 48.1 percent to $98.3 million in the fiscal 2004 fourth quarter, from $66.4 million in the fiscal 2003 fourth quarter.  Retail Segment net sales represented 48.2 percent of the company’s total net sales in the fiscal 2004 fourth quarter, compared with 39.3 percent in the fiscal 2003 fourth quarter.

Net sales from the Retail Segment increased 52.2 percent to $296.2 million in fiscal 2004 from $194.6 million in fiscal 2003.  Retail Segment net sales represented 50.2 percent of the company’s total net sales in fiscal 2004, compared with 37.5 percent in fiscal 2003.

The company opened seven full-line retail stores during the fiscal 2004 fourth quarter for a total of 114 full-line retail stores in operation at the end of fiscal 2004, compared with 66 full-line retail stores at the end of fiscal 2003.

Direct Segment

“We are especially pleased with the sales growth of our Internet channel during the fourth quarter,” Pence said.  “As Direct Segment customers shift to this channel, we will continue to primarily use catalogs as our most effective advertising vehicle to promote the brand and drive traffic to both retail stores and the Internet.”

Direct Segment net sales increased 3.3 percent to $105.8 million in the fiscal 2004 fourth quarter from $102.4 million in the fiscal 2003 fourth quarter.  Direct Segment net sales represented 51.8 percent of the company’s total net sales in the fiscal 2004 fourth quarter, compared with 60.7 percent in the fiscal 2003 fourth quarter.

Direct Segment net sales decreased 9.3 percent to $294.1 million in fiscal 2004 from $324.2 million in fiscal 2003.  Direct Segment net sales represented 49.8 percent of the company’s total net sales in fiscal 2004, compared with 62.5 percent in fiscal 2003.

Internet

Internet net sales increased 25.5 percent to $62.3 million in the fiscal 2004 fourth quarter from $49.7 million in the fiscal 2003 fourth quarter.  Internet net sales represented 58.9 percent of the Direct Segment’s net sales in the fiscal 2004 fourth quarter, compared with 48.5 percent in the fiscal 2003 third quarter.  Internet net sales represented 30.5 percent of the company’s total net sales in the fiscal 2004 fourth quarter, compared with 29.4 percent in the fiscal 2003 fourth quarter.

Internet net sales increased 9.4 percent to $162.2 million in fiscal 2004 from $148.3 million in fiscal 2003.  Internet net sales represented 55.2 percent of the Direct Segment’s net sales in fiscal 2004, compared with 45.7 percent in fiscal 2003.  Internet net sales represented 27.5 percent of the company’s total net sales in fiscal 2004, compared with 28.6 percent in fiscal 2003.

Catalog

Catalog net sales decreased 17.6 percent to $43.5 million in the fiscal 2004 fourth quarter from $52.8 million in the fiscal 2003 fourth quarter.  Catalog net sales represented 41.1 percent of the Direct Segment’s net sales in the fiscal 2004 fourth quarter, compared with 51.5 percent in the fiscal 2003 fourth quarter.  Catalog net sales represented 21.3 percent of the company’s total net sales in the fiscal 2004 fourth quarter, compared with 31.3 percent in the fiscal 2003 fourth quarter.

Catalog net sales decreased 25.0 percent to $131.9 million in fiscal 2004 from $175.9 million in fiscal 2003.  Catalog net sales represented 44.8 percent of the Direct Segment’s net sales in fiscal 2004, compared with 54.3 percent in fiscal 2003.  Catalog net sales represented 22.3 percent of the company’s total net sales in fiscal 2004, compared with 33.9 percent in fiscal 2003.

Liquidity

At the end of fiscal 2004, the company had no short or long-term debt and a cash position of $111.2 million compared with a cash position of $45.8 million at the end of fiscal 2003.  The company’s working capital increased to $116.5 million at the end of fiscal 2004 from $51.6 million at the end of fiscal 2003. The fiscal 2004 results include the net proceeds of $42.1 million from the company’s public stock offering completed in May 2004.  Inventory increased $11.1 million, or 21.0 percent, to $63.8 million at the end of fiscal 2004 from $52.7 million at the end of fiscal 2003.  This increase is primarily attributable to the addition of 48 full-line retail stores since the end of fiscal 2003.

Change in Lease Accounting

Like many other publicly traded companies, Coldwater Creek has reviewed its accounting practices related to leasing transactions.  Based on this review and consultations with KPMG LLP, its independent registered public accounting firm, the company has decided to restate certain historical financial statements to include the retail store construction period for purposes of determining the lease term of retail store agreements.  Previously, the company followed a practice common in the retail industry of recognizing the straight line rent expense for leases beginning generally on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period of its stores from the calculation of the period over which it expensed rent.  The company will now begin recording rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 60 to 90 days prior to the opening of a store.

The expected impact of this restatement in fiscal 2003 and the first three quarters of fiscal 2004 is a reduction to net income of approximately $0.2 million and $0.5 million, respectively.  The expected cumulative impact of this restatement through the third quarter of fiscal 2004 is a reduction to net income of approximately $2.1 million. The company will restate certain historical financial statements for these impacts, which it does not believe are material to any of the restated periods.  Making this correction will result in non-cash expense adjustments and will have no impact on revenues or cash balances for the restated periods.  Additionally, the company’s cash payments for rent and the total rent expense incurred over the term of the lease will not change as a result of this correction.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, March 9, 2005 at 4:45 p.m. (Eastern) to discuss fiscal 2004 fourth quarter and year-end results.  To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=987960. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com.  The call will be archived from approximately one hour after the conference call until midnight on Wednesday, March 16, 2005.  The replay can be accessed by dialing (719) 457-0820 and giving the passcode “2534940”.  Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth, financial performance and the impact the change in our lease accounting practices will have on our financial statements .  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends, particularly in the current difficult economic climate and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”).  We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release.  We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.  We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Director of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Twelve Months Ended
	January 29,	January 31,	January 29,	January 31,
Statements of Operations:	2005	2004 (a)	2005	2004 (a)

Net sales	$204,130	$168,834	$590,310	$518,844
Cost of sales	117,692	102,705	334,368	316,355
Gross profit	86,438	66,129	255,942	202,489
Selling, general and administrative expenses	67,909	55,328	208,158	182,197
Income from operations	18,529	10,801	47,784	20,292
Interest, net, and other	626	25	710	(106)
Income before income taxes	19,155	10,826	48,494	20,186
Income tax provision	7,754	4,413	19,364	7,907
Net income	$11,401	$6,413	$29,130	$12,279

Net income per share - Basic (b)	$0.19	$0.12	$0.50	$0.23

Weighted average shares outstanding - Basic (b)	60,612	54,365	58,461	54,167

Net income per share - Diluted (b)	$0.18	$0.12	$0.48	$0.22

Weighted average shares outstanding - Diluted (b)	62,664	55,578	60,495	54,916

Supplemental Data:
	Three Months Ended		Twelve Months Ended
	January 29,	January 31,	January 29,	January 31,
Operating Statistics:	2005	2004	2005	2004

Catalogs mailed	42,115	25,667	107,627	117,784
Full-line retail store count			114	66
Resort store count			2	2
Outlet store count			19	16
Full-line retail store square footage			648	421

	Three Months Ended		Twelve Months Ended
	January 29,	January 29,	January 29,	January 31,
Channel Net Sales:	2005	2004	2005	2004

Retail	$98,338	$66,400	$296,227	$194,624
Internet	62,314	49,660	162,225	148,308
Catalog	43,478	52,774	131,858	175,912
Total	$204,130	$168,834	$590,310	$518,844

Note (a):	The amounts above reflect adjustments from the company revising its method of accounting for rental expense during its retail store construction period.
Note (b):

The above weighted average shares outstanding and net income per share amounts reflect four 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002, August 4, 2003, June 14, 2004 and February 12, 2005.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS
	January 29,	January 31,
	2005	2004 (a)
CURRENT ASSETS:
Cash and cash equivalents	$111,203	$45,754
Receivables	12,708	10,459
Inventories	63,752	52,701
Prepaid and other	6,628	5,797
Prepaid and deferred catalog costs	6,905	4,219
Deferred income taxes	1,079	—

Total current assets	202,275	118,930

Property and equipment, net	120,689	92,232
Deferred income taxes	1,233	—
Other	388	497

Total assets	$324,585	$211,659

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,406	$38,856
Accrued liabilities	31,645	24,228
Income taxes payable	4,737	4,088
Deferred income taxes	—	115

Total current liabilities	85,788	67,287

Deferred rents	40,319	23,498
Deferred income taxes	—	2,690
Other	200	—

Total liabilities	126,307	93,475

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 150,000,000 and 60,000,000 shares authorized, 60,652,538 and 54,373,953 shares issued, respectively (b)	606	544
Additional paid-in capital	98,861	47,927
Retained earnings (b)	98,811	69,713

Total stockholders' equity	198,278	118,184

Total liabilities and stockholders' equity	$324,585	$211,659

Note (a):	The amounts above reflect adjustments from the company revising its method of accounting for rental expense during its retail store construction period.
Note (b):

The above common stock issued and retained earnings amounts reflect four 50% stock dividends each having the effect of a 3-for-2 stock split declared by the Board of Directors on December 19, 2002, August 4, 2003, June 14, 2004 and February 12, 2005.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended
	January 29,	January 31,
	2005	2004 (a)

OPERATING ACTIVITIES:
Net income	$29,130	$12,279
Non cash items:
Depreciation and amortization	19,525	16,941
Deferred rent amortization	(2,070)	(878)
Deferred income taxes	(5,117)	4,015
Tax benefit from exercises of stock options	3,915	293
Other	200	—
Loss on asset disposition	138	55
Net change in current assets and liabilities:
Receivables	(2,249)	(3,371)
Inventories	(11,051)	6,985
Prepaid and other	(1,672)	(1,121)
Prepaid and deferred catalog costs	(2,686)	2,914
Accounts payable	10,550	(5,744)
Accrued liabilities	4,869	2,424
Income taxes payable	649	439
Deferred rents	20,945	10,826

Net cash provided by operating activities	65,076	46,057

INVESTING ACTIVITIES:
Purchase of property and equipment	(46,890)	(27,539)
Repayments of executive loans	191	200

Net cash used in investing activities	(46,699)	(27,339)

FINANCING ACTIVITIES:
Net proceeds from stock offering	42,624 (b)	—
Net proceeds from exercises of stock options	4,448	923
Other financing costs	—	(517)

Net cash provided by financing activities	47,072	406

Net increase in cash and cash equivalents	65,449	19,124
Cash and cash equivalents, beginning	45,754	26,630

Cash and cash equivalents, ending	$111,203	$45,754

Note (a):	The amounts above reflect adjustments from the company revising its method of accounting for rental expense during its retail store construction period.
Note (b):	Net proceeds from stock offering does not include $518,000 of costs incurred in the prior fiscal year.